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                                                                   Exhibit 10.24

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into between American Physicians Assurance Corporation, (the Employer or sometimes referred to below as APAC), its successors, assigns, affiliates, and related companies, and Annette Flood (the Executive), sometimes collectively referred to as the Parties.

         The Employer desires to employ the Executive in accordance with the terms and conditions of this Agreement and Executive desires to be so employed by Employer.

         NOW, THEREFORE, in consideration of the following mutual covenants and promises and other valuable consideration, the receipt and sufficiency of which is expressly acknowledged, the Parties agree as follows:

         1. EMPLOYMENT. The Employer employs Executive and Executive accepts such employment, in accordance with the following terms and conditions. This Agreement supersedes any prior employment agreements between APAC, its present or former affiliates or subsidiaries, and Executive.

         2. TERM. The term of this Agreement shall commence on date signed and continue, unless terminated under Paragraph 7, for a term of one (1) year. Thereafter, it shall renew automatically for an additional one (1) year term unless replaced, or unless terminated in accordance with paragraph 7, below.

         3. DUTIES AND RESPONSIBILITIES. At the commencement of this Agreement, Executive is employed by APAC in the position of Vice President of Professional Liability Operations. Executive is designated senior executive staff status within APAC. As such, Executive's duties may be changed from time to time to other duties at a comparable level, and APAC may change or amend Executive's position and titles, but Executive shall at all times remain a member of APAC's senior executive staff while employed by APAC. In addition to duties, positions, or titles held with APAC, Executive may be given other such responsibilities for APAC's affiliate companies as further described in Paragraph 9, below. Executive will devote his or her best efforts and full working time to the performance of the duties of Executive's position and will not engage in any other employment during the term of this agreement.

         4. COMPENSATION AND INCENTIVE COMPENSATION. APAC has previously agreed to pay Executive an initial annual base salary for the year 2002 of $170,000, payable in accordance with APAC's normal payroll practices. APAC may in its discretion grant Executive greater or additional compensation. Without imposing a legal obligation on itself to grant increases, APAC acknowledges that it shall review Executives performance and compensation annually and may in its discretion award Executive such increases determined to be fair and reasonable considering Executives performance and the overall profitability of APAC and its affiliates, taking into account as appropriate any changes in the cost of living and in federal and state tax. Under no circumstances shall Executives base salary be reduced during the term of this Agreement. Executive will be eligible to participate in any short-term incentive plan adopted for senior executive staff. Executive will also be eligible to participate in long-term incentive plans as a member of senior executive staff.

         5. EMPLOYMENT BENEFITS. During employment, Executive will receive the same perquisites and fringe benefits afforded to those designated as senior executive staff, subject to the terms of APAC benefit plans.

         6. BUSINESS EXPENSES. APAC shall pay or reimburse Executive promptly, upon presentation of appropriate vouchers, for all necessary business travel and entertainment expenses reasonably incurred by Executive in connection with APAC's business in accordance with company policy.

         7. TERMINATION AND SEVERANCE PAY. APAC or Executive may otherwise terminate Executives employment as provided below. Health benefits will terminate when employment terminates subject to Executives legal rights to continue or convert coverage, and as may further be provided below and in policies of insurance.


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         (a)      TERMINATION OF EMPLOYMENT WITHOUT SEVERANCE PAY AND BENEFITS

                  (1) RESIGNATION OF EXECUTIVE. Except as provided in Paragraph 7(b)(2)(b) below, in the event of Executives resignation Executives compensation and benefits terminate when employment terminates.

                  (2) TERMINATION BY APAC WITH CAUSE. If Executive's employment is terminated by APAC for cause as defined below, Executive shall be given written notice of termination, specifying with particularity the basis for termination; and Executive shall not in such case have to be given an opportunity to cure the basis for such cause. Termination will be deemed to be for cause if Executive is dismissed for dishonesty, or for intentional commission of a wrongful or illegal act, or for breach of this Agreement, or failure to perform the duties of Executives position in a competent and conscientious manner. The Executives compensation and benefits shall terminate as of the date specified in the written notice.

                  (3) DEATH OR DISABILITY OF EMPLOYEE. The Executive's employment shall terminate upon the death or disability of Executive. Disability shall mean the inability of Executive to perform duties with APAC on a full-time basis for one hundred eighty (180) days within any period of three hundred sixty-five (365) consecutive days as a result of Executive's incapacity due to physical or mental illness as certified in writing by a physician mutually selected by Executive and APAC acting in accordance with steps required from any relevant insurer. In the event that Executive's employment is terminated by reason of death or disability, Executive's compensation and benefits shall terminate as of the date of Executive's death or certification of disability. Executive will be eligible for life, health, and disability benefits (but not unvested 401(k) or pension) in accordance with the terms of the APAC benefit plans.

         (b)      TERMINATION OF EMPLOYMENT WITH SEVERANCE PAY AND BENEFITS.

                  (1) If Executive's employment is terminated for any of the reasons stated below in 7(b)(2) as Qualifying Reasons, Executive shall receive severance pay equal to two (2) years of Executive's then current annual base salary plus one and one half (1 1/2) times Executive's short-term cash bonus paid, or if not yet paid, declared by the board for the prior calendar year's performance. Executive shall also receive $4,000 to be applied toward disability, life or other insurance coverages that will cease upon termination. For a period of twenty-four (24) months after termination, or until benefits of a subsequent employer are available, whichever is sooner, APAC will pay Executive's COBRA premiums, or, after COBRA expires, premiums for comparable health, dental, and vision insurance. The benefits provided in accordance with this paragraph shall be secondary to any comparable benefits available to Executive. In addition to the above, APAC shall provide Executive six (6) months outplacement consultation services following termination, up to $15,000. Benefits under this paragraph 7(b)(1) will be capped at the "excess parachute payment" level as defined in Sec. 280G of the Internal Revenue Code [26 USC Sec. 280G]. Benefits are due and payable in full upon termination. Payments due to severance shall be conditioned upon Executive signing a release of claims against APAC in the form and content acceptable to APAC or its relevant affiliates.

                  (2)      QUALIFYING REASONS:

                           (a) TERMINATION OF EXECUTIVE'S EMPLOYMENT BY APAC WITHOUT CAUSE. Executive is terminated without cause, as cause is defined in Paragraph 7(a)(2), above.


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                           (b)      TERMINATION OF EXECUTIVE'S EMPLOYMENT BY
                                    EXECUTIVE. Executive shall have the right to terminate this Agreement and trigger benefits under 7(b)(1) upon written notice to APAC within sixty (60) days following the occurrence of one or more of the following events:

                                    i.      This Agreement is nonrenewed. APAC
                                            will provide Executive with thirty
                                            (30) days' written notice of
                                            nonrenewal.

                                    ii.     Executive is not retained as a
                                            member of the APAC senior executive
                                            staff or in a comparable position
                                            with or on behalf of one or more of
                                            APACs affiliates.

                                    iii     APAC acts to materially reduce
                                            Executive's duties and
                                            responsibilities. Executive's duties
                                            and responsibilities shall not be
                                            deemed materially reduced solely by
                                            virtue of the fact that APAC is sold
                                            to, or is combined with, another
                                            entity, provided that Executive
                                            shall continue to have substantially
                                            the same duties with respect to the
                                            new or successor entity.

                                    iv.     APAC reduces Executive's then
                                            current annual base salary, contrary
                                            to Paragraph 4, above.

                                    v.      APAC permanently changes the
                                            geographic location of the
                                            performance of Executive's duties to
                                            a location beyond 40 miles from the
                                            Lansing Area headquarters without
                                            Executive's agreement.


         8. SUCCESSORS AND ASSIGNEES. This Agreement is binding upon and will be enforceable by APAC and by its successors and assignees of all or substantially all of its business, and any other corporation into which APAC may be merged or consolidated. This Agreement, and any rights Executive may have to receive payments, may not be assigned or pledged by Executive.

         9. RELATED COMPANIES. Notwithstanding Paragraph 8, above, APAC may assign Executive to perform services for other companies that are under common ownership or control with APAC, and may assign this Agreement to other companies that are under common ownership or control with APAC. Such assignment may be made without Executive's consent.

         10. CONFIDENTIAL INFORMATION AND TRADE SECRETS. Executive acknowledges that he or she will be working with or exposed to confidential information and trade secrets, which are the property of APAC and/or its affiliates. Such information includes, but is not limited to: client lists and information; medical data; financial data; sales data; marketing data; policyholder data; claims data; personnel information; business files; contracts; documents; business strategies; business opportunities; any and all information pertaining to potential or actual corporate acquisitions, mergers, consolidations, conversions, joint ventures, or other similar agreements; computer software, software codes, and software documentation, and other documents or information deemed confidential by APAC and so designated to Executive. During and after employment with APAC, Executive agrees not to share such information with any person outside of APAC, except upon prior written authorization from APAC following notice to and approval by its board of directors.



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         11. APAC BUSINESS ASSETS. The Parties agree that the business assets of
APAC include information regarding APAC clients, and relationships with APAC clients, and confidential information and trade secrets of APAC, including those items listed in Paragraph 9 above. Executive also agrees that the work product of Executive produced in the course of employment with APAC will be the property of APAC and/or its affiliates. Executive agrees that APAC and/or its affiliates shall own the copyright, patent, and other property rights in such work product, and that this work product will be work made for hire for copyright purposes. Upon termination of employment, Executive shall deliver to APAC all work product, and all confidential information and trade secrets (including but not limited to the items listed in Paragraph 10), and Executive shall not retain any copies. If there is any breach or threatened breach by Executive of the provisions of this paragraph or Paragraph 10, APAC shall be entitled to injunctive relief against Executive or those persons or entities with whom Executive is then affiliated, and to reasonable damages, including reasonable attorneys fees. Such reasonable damages shall include at a minimum but not exclusively the amount of any benefit which Executive would receive from disclosing or using the information.

         12. EMPLOYMENT LIMITATION. Executive agrees that for a period of one
(1) year after termination of employment with APAC, Executive will not directly or indirectly solicit business from or sell any service or product to any clients of APAC or clients of its affiliates for any types of insurance or other services or products which are offered by or through APAC or its affiliates. Clients include current insureds and any persons or entity insured or serviced for a fee by APAC or its affiliates during the one-year period preceding termination of Executive's employment. Executive also agrees that for a period of six (6) months after termination of employment with APAC, Executive will not accept employment in a similar job capacity with any entity which has a services contract with APAC or with a company APAC owns or manages, or had such a relationship with within the six (6) months preceding termination employment. Executive also expressly agrees that for a period of two (2) years after termination of employment with APAC, Executive will not directly or indirectly induce, attempt to induce, or enable or support the inducement of any employee to depart from or cease employment with APAC or its affiliates, nor will Executive interfere with or disrupt APAC's or its affiliates relationships with other employees. If there is any breach or threatened breach of this paragraph, APAC and its affiliates shall be entitled to injunctive relief against Executive or those persons or entities with whom Executives is then affiliated, and reasonable damages, including reasonable attorneys fees.

         13. ARBITRATION OF DISPUTES. Employee and APAC agree that any employment-related dispute between them will be submitted for resolution by arbitration, rather than by litigation. Employee waives the right to submit any discrimination claims or other employment-related claims in a court proceeding, and elects instead to submit any such claims to arbitration. This agreement to resolve disputes through arbitration is not a waiver of any of Employee's substantive rights or remedies under law, and the arbitrator shall have the authority to grant any remedy or relief that could be granted in a court proceeding. The arbitration will be conducted in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes. If Employee initiates an arbitration proceeding, APAC will reimburse Employee for one-half of the initial filing fee. The arbitrator shall also have the authority to award reimbursement of fees and expenses as part of the remedy, in accordance with applicable law. Employee and APAC agree that judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction.

         14. RESOLUTION OF DISPUTES. This Agreement will be governed by and interpreted in accordance with the laws of the State of Michigan.



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         15. ENTIRE AGREEMENT, ETC. This written contract is the entire
Employment Agreement between the parties, and it supersedes all prior negotiations, employment interviews, communications, and understandings between the Parties. There are no other Employment Agreements between the Parties. This Agreement may only be changed by a written agreement signed by APAC's Chief Executive Officer, and approved by its Board of Directors. If one or more of the provisions of this Agreement are held to be unenforceable, the remainder of the Agreement shall be effective.



                           Dated this 13th day of May, 2002.

EXECUTIVE                                AMERICAN PHYSICIANS ASSURANCE
                                         CORPORATION
/s/ Annette Flood                         /s/   William B. Cheeseman
-------------------------                -----------------------------------
Annette Flood                            President and Chief Executive Officer



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